PROSPECTUS --
April 30, 1995

                            CALVERT TAX-FREE RESERVES

               CALIFORNIA MONEY MARKET PORTFOLIO NEW JERSEY MONEY
                                MARKET PORTFOLIO

              4550 Montgomery Avenue, Bethesda, Maryland 20814

INVESTMENT OBJECTIVES AND POLICIES

Calvert Tax-Free Reserves California Money Market Portfolio seeks to earn the highest interest income exempt from federal and California state income taxes as is consistent with prudent investment management, preservation of capital, and the quality and maturity characteristics of the Portfolio. The Portfolio seeks to maintain a constant net asset value of $1.00 per share. There can be no assurance that the Portfolio will be successful in maintaining a constant net asset value of $1.00 per share. An investment in the Portfolio is neither insured nor guaranteed by the U.S. Government.

Calvert Tax-Free Reserves New Jersey Money Market Portfolio is a nondiversified money market fund that seeks to earn the highest level of interest income exempt from federal income tax and the New Jersey Gross Income Tax, as is consistent with prudent investment management, preservation of capital, and the quality and maturity characteristics of the Portfolio. The Portfolio invests in high quality municipal obligations issued by or on behalf of the State of New Jersey with maturities of one year or less and an average maturity of 90 days or less. The Portfolio seeks to maintain a constant net asset value of $1.00 per share. There can be no assurance that the Portfolio will be successful in maintaining a constant net asset value of $1.00 per share. An investment in the Portfolio is neither insured nor guaranteed by the U.S. Government.

TO OPEN AN ACCOUNT
Call your broker, or complete and return the enclosed Account Application. Minimum initial investment is $2,000.

ABOUT THIS PROSPECTUS
Please read this Prospectus before investing. It is designed to provide you with information you ought to know before investing and to help you decide if the Portfolio's goals match your own. Keep this document for future reference.

A Statement of Additional Information (dated April 30, 1995) for the Portfolio has been filed with the Securities and Exchange Commission and is incorporated by reference. This free Statement is available upon request from the Portfolio: 800-368-2748.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. SHARES OF THE FUND ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, AND ARE NOT FEDERALLY INSURED BY THE FDIC, THE FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY.

FUND EXPENSES


A. Shareholder Transaction Costs
                                         California        New Jersey
                                         Money Market      Money Market
                                         Portfolio         Portfolio


         Sales Load on Purchases          None             None
         Sales Load on Reinvested
         Dividends                        None             None
         Deferred Sales Load              None             None
         Redemption Fees                  None             None
         Exchange Fee                     None             None


B. Annual Fund Operating Expenses - Fiscal Year 1994
         (as a percentage of net assets)
         Management Fees                  0.51%            0.51%

         Rule 12b-1 Fees                  None             None

         All Other Expenses               0.18%            0.33%
         Total Fund Operating
         Expenses                         0.69%            0.84%




C. Example:    You would pay the following expenses on a $1,000
investment, assuming (1) 5% annual return and (2) redemption at the end of each period:



         1 Year        3 Years           5 Years       10 Years
California Money Market Portfolio
         $7            $22               $38           $86
New Jersey Money Market Portfolio
         $9            $27               $47           $104


Explanation of Table: The purpose of the table is to assist you in understanding the various costs and expenses that an investor in each Portfolio may bear directly (shareholder transaction costs) or indirectly (annual fund operating expenses).


     A. Shareholder Transaction Costs are charges you pay when you buy or sell shares of a Portfolio. If you request a wire redemption of less than $1,000, you will be charged a $5 wire fee.


       B. Annual Fund Operating Expenses are based on the Portfolio's historical expenses. Management Fees are paid by each Portfolio to Calvert Asset Management Company, Inc. ("Investment Advisor") for managing each Portfolio's investments and business affairs, and include an administrative service fee paid to Calvert Administrative Services Company, Inc. The Portfolios incur Other Expenses for maintaining shareholder records, furnishing shareholder statements and reports, and other services. Management Fees and Other Expenses have already been reflected in each Portfolio's yield and are not charged directly to individual shareholder accounts. Please refer to "Management of the Fund" for further information.


     C. Example of Expenses. The example, which is hypothetical,

should not be considered a representation of past or future expenses. Actual expenses may be higher or lower than those shown.


FINANCIAL HIGHLIGHTS


The following table provides information about each Portfolio's financial history. It expresses the information in terms of a single share outstanding throughout each period. The table has been audited by those independent accountants whose report is included in the Annual Report to Shareholders for each of the respective periods presented. The table should be read in conjunction with the financial statements and their related notes. The current Annual Report to Shareholders is incorporated by reference into the Statement of


Additional Information.

California Money Market Portfolio
                                                 Year Ended December 31,
                                             1994                1993
Net asset value, beginning of period        $1.000               $1.000
Income from investment operations
Net investment income                         .026                 .022
Distributions to shareholders
  Dividends from net investment income       (.026)               (.022)
Net asset value, end of period              $1.000               $1.000
Total return<F1>                             2.62%                2.26%
Ratio of expenses to average net assets       .69%                 .69%
Ratio of net income to average net assets   2.55%                 2.22%
Increase reflected in above net investment
income due to expense reimbursement            --                   --
Net assets, end of period               $260,718,589          $296,983,577
Number of shares outstanding at end
 of period (in thousands                    260,716             296,984


<F1>Total return prior to 1994 has not been audited. Total return for
1994 would have been 2.39% without the Contribution of Capital. See portfolio note 7 in the PortfolioOs Annual Report.



California Money Market Portfolio
                                              Year Ended December 31,
                                              1992              1991
Net asset value, beginning of period      $1.000                   1.000
Income from investment operations
Net investment income                       .030                    .045
Distributions to shareholders
   Dividends from net investment income    (.030)                  (.045)
Net asset value, end of period            $1.000                  $1.000
Total return<F1>                           3.08%                   4.64%
Ratio of expenses to average net assets     .68%                    .60%
Ratio of net income to average net assets  3.01%                   4.51%
Increase reflected in above net investment
income due to expense reimbursement          --                      --
Net assets, end of period                $323,928,342         $287,984,273
Number of shares outstanding at end
  of period (in thousands)                323,928                287,984


<F1>Total return prior to 1994 has not been audited.


California Money Market Portfolio

                                           Year Ended           From  Inception
                                           December 31,         (10/16/89)
                                           1990                 to 12/31/89

Net asset value, beginning of period         $1.000               $1.000
Income from investment operations
Net investment income                          .059                 .018
Distributions to shareholders
  Dividends from net investment income        (.059)               (.018)
Net asset value, end of period               $1.000               $1.000
Total return<F1>                              6.04%                6.51%(a)
Ratio of expenses to average net assets        .31%                --
Ratio of net income to average net assets     5.83%                6.13%(a)
Increase reflected in  above net investment
income due to expense reimbursement            .02%                 .12%(a)
Net assets, end of period                   $240,469,102         $35,661,953
Number of shares outstanding at end
of period (in thousand                       240,468               35,661

<F1>Total return prior to 1994 has not been audited.
(a) = Annualized


New Jersey Money Market Portfolio
                                                Year Ended December 31,
                                                1994              1993
Net asset value, beginning of period             $1.000         $1.000
Income from investment operations
Net investment income                              .022           .018
Distributions to shareholders
  Dividends from net investment income            (.022)         (.018)
Net asset value, end of period                   $1.000         $1.000
Total return<F1>                                  2.21%          1.85%
Ratio of expenses to average net assets            .84%           .79%
Ratio of net income to average net assets         2.15%          1.83%
Increase reflected in above net investment
income due to expense reimbursement                --              --
Net assets, end of period                      $32,472,208   $37,655,026
Number of shares outstanding at end
of period (in thousands)                         37,657         37,657


<F1>Total return prior to 1994 has not been audited.



New Jersey Money Market Portfolio

                                                   Year Ended December 31,
                                                   1992              1991
Net asset value, beginning of period               $1.000          $1.000
Income from investment operations
Net investment income                                .028            .048
Distributions to shareholders
  Dividends from net investment income             (.0282)          (.048)
Net asset value, end of period                     $1.000          $1.000
Total return<F1>                                    2.83%           4.95%
Ratio of expenses to average net assets              .66%            .24%
Ratio of net income to average net assets           2.78%           4.63%
Increase reflected in above net investment
income due to expense reimbursement                  --              .05%
Net assets, end of period                       $53,263,691      $61,923,996
Number of shares outstanding at end
of period (in thousands)                          53,264           61,924


<F1>Total return prior to 1994 has not been audited.


New Jersey Money Market Portfolio
                                                From  Inception
                                                (Dec. 10, 1990)
                                                to Dec. 31, 1990
Net asset value, beginning of period            $1.000
Income from investment operations
Net investment income                             .003
Distributions to shareholders
  Dividends from net investment income           (.003)
Net asset value, end of period                  $1.000
Total return<F1>                                 6.19%(a)
Ratio of expenses to average net assets           .39%(a)
Ratio of net income to average net assets        6.19%(a)
Increase reflected in above net investment
income due to expense reimbursement               .39%(a)
Net assets, end of period                        $501,531
Number of shares outstanding at end
of period (in thousands)                           502


<F1>. Total return prior to 1994 has not been audited.
(a) Annualized



INVESTMENT OBJECTIVES AND POLICIES


California Money Market Portfolio


The California Money Market Portfolio seeks to earn the highest level of interest income exempt from federal and California state income taxes as is consistent with prudent investment management, preservation of capital, and the quality and maturity characteristics of the Portfolio.



The Portfolio invests primarily in a diversified portfolio of municipal obligations whose interest is exempt from federal and California state income tax. Municipal obligations in which the Portfolio invests are short-term, fixed and variable rate instruments of minimal credit risk and of high quality. Short-term obligations have remaining maturities of one year or less. The Portfolio maintains an average weighted maturity of 90 days or less.


California Money Market Portfolio invests at least 80% of its assets in debt obligations issued by or on behalf of the State of California.


Under normal market conditions, the California Money Market Portfolio will invest at least 80% of its total assets in municipal obligations whose interest is exempt from federal and California state income tax, including those issued by or on behalf of the State of California and its political subdivisions ("California Municipal Obligations"). The Portfolio will also attempt to invest the remaining 20% of its total assets in such obligations, but may invest it in municipal obligations of other states, territories and possessions of the United States, the District of Columbia and their respective authorities, agenicies, instrumentalities and political subdivisions or in short-term taxable money market-type instruments. See "Temporary Investments" below. Dividends paid by the Portfolio which are derived from interest attributable to California Municipal Obligations will be exempt from federal and California state personal income taxes. Dividends derived from interest on tax-exempt obligations of other governmental issuers will be exempt from federal income tax, but will be subject to California state income taxes.


New Jersey Money Market Portfolio


The New Jersey Money Market Portfolio seeks to earn the highest level of interest income exempt from federal income tax and the New Jersey Gross Income Tax as is consistent with prudent investment management, preservation of capital, and the quality and maturity characteristics of the Portfolio.


The Portfolio is nondiversified and invests primarily in municipal obligations whose interest is exempt from federal and New Jersey state income tax. Municipal obligations in which the Portfolio invests are short-term, fixed and variable rate instruments of minimal credit risk and of high quality. Short-term obligations have remaining maturities of one year or less. The Portfolio maintains an average weighted maturity of 90 days or less.


Under normal market conditions, the Portfolio attempts to invest all of its assets in tax-exempt obligations of the State of New Jersey and its political subdivisions ("New Jersey Municipal Obligations"). If at any time New Jersey Municipal Obligations are unavailable, the Portfolio may, to the extent permissible, invest in debt obligations issued by other states, territories and possessions of the United States, the District of Columbia and their respective authorities, agencies, instrumentalities and political subdivisions ("Municipal Obligations").


Dividends paid by the Portfolio which are derived from interest attributable to New Jersey Municipal Obligations will be exempt from federal and New Jersey state personal income taxes. Dividends derived from interest on tax-exempt obligations of other governmental issuers will be exempt from federal income tax, but will be subject to New Jersey state income taxes.




Since the Portfolio is nondiversified, it may invest in fewer issuers than if it were diversified. As a result, the Portfolio's performance may be more directly impacted by changes in conditions affecting those issuers than it would be if the Portfolio were investing in a greater number of issuers.


Credit Quality


The Portfolios invest in municipal bonds and notes and tax-exempt commercial paper within the two highest credit ratings categories: for example, AA and AAA (or Aa and Aaa) for municipal bonds, and A-l and A2 (or P-l and P-2) for tax-exempt commercial paper. Municipal obligations rated within these categories are judged to be of high quality by all standards.


The credit quality of municipal obligations is determined by reference to a commercial credit rating service, such as MoodyOs Investors Service, Inc. or Standard & PoorOs Corporation. In the case of any instrument that is not rated, credit quality is determined by the Advisor under the supervision of the Board of Trustees. There is no limitation on the percentage of each PortfolioOs assets which may be invested in unrated obligations; such obligations may be less liquid than rated obligations of comparable quality. Please refer to the Appendix in the Statement of Additional Information for a description of the ratings used by these services.


Variable Rate Obligations


Each Portfolio may invest in variable rate obligations. Variable rate obligations have a yield which is adjusted periodically based on changes in the level of prevailing interest rates. Floating rate obligations have an interest rate fixed to a known lending rate, such as the prime rate, which automatically adjusts when the known rate changes. Variable rate obligations lessen the capital fluctuations usually inherent in fixed income investments, which diminishes the risk of capital depreciation of portfolio investments and Portfolio shares; but this also means that should interest rates decline, the yield of the Portfolio will decline, causing the Portfolio and its shareholders to forego the opportunity for capital appreciation of the portfolio investments.



Demand Notes


Each Portfolio may invest in floating rate and variable rate demand notes. Demand notes provide that the holder may demand payment of the note at its par value plus accrued interest by giving notice to the issuer. To ensure the ability of the issuer to make payment upon such demand, the note may be supported by an unconditional bank letter of credit.


Each Portfolio may invest in structured money market instruments, where the underlying security is a municipal lease. Generally, such instruments are structured as tax-exempt commercial paper or variable rate demand notes, and are typically secured by an unconditional letter of credit. In the unlikely event that the letter of credit is not honored, the lease would present special risks, such as the chance that the municipality might not appropriate funding for the lease payments. Thus, the Advisor considers risk of cancellation in its investment analysis. Certain leases may be considered illiquid. In all cases, each Portfolio invests only in high-quality instruments (rated in one of the two highest rating categories, or if unrated, of comparable credit quality) that meet the requirements of SEC Rule 2a-7 regarding credit quality and maturity. See the Statement of Additional
Information.


When-Issued Purchases


New issues of Municipal Obligations are offered on a when-issued basis; that is, delivery and payment for the securities normally take place 15 to 45 days after the date of the transaction. The payment obligation and the yield that will be received on the securities are each fixed at the time the buyer enters into the commitment. Each Portfolio will only make commitments to purchase such securities with the intention of actually acquiring the securities, but each Portfolio may sell these securities before the settlement date if it is deemed advisable as a matter of investment strategy.



Temporary Investments


For liquidity purposes or pending the investment of the proceeds of the sale of its shares, each Portfolio may invest in and derive up to 20% of its income from taxable short-term money market type investments. Interest earned from such taxable investments will be taxable to you as ordinary income unless you are otherwise exempt from taxation.


Considerations for Investing in New Jersey or California


Since each Portfolio invests substantially all of its assets in Municipal Obligations of its state, the performance of each Portfolio may be affected by local economic conditions, more than other funds. If the local economy suffers a downturn, the affected Portfolio is limited in its alternative investment choices. As with any state, you should be aware that certain proposed state or local constitutional amendments, legislative measures, executive orders, administrative regulations or voter initiatives, in addition to local economic conditions, could result in adverse consequences affecting the ability of the State or its municipalities to meet their obligations in a timely manner, which, in turn, could affect the Portfolio's performance. See "Considerations for Investing" in each PortfolioOs Statement of Additional Information.


Other Policies


The Portfolios may temporarily borrow money from banks to meet redemption requests, but such borrowing may not exceed 10% of the value of the Portfolio's total assets. The Portfolio has adopted certain fundamental investment restrictions which are discussed in detail in the Statement of Additional Information.


YIELD


Yield refers to income generated by an investment over a period of time.


Each Portfolio may advertise "yield" and "effective yield." Yield figures are based on historical earnings and are not intended to indicate future performance. The "yield" of a Portfolio refers to the actual income generated by an investment in the Portfolio over a particular base period, stated in the advertisement. If the base period is less than one year, the yield will be "annualized." That is, the amount of income generated by the investment during the base period is assumed to be generated over a one-year period and is shown as a percentage of the investment. The "effective yield" is calculated like yield, but assumes reinvestment of earned income. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment.

Taxable Equivalent Yield


Each Portfolio may also advertise its "taxable equivalent yield." The taxable equivalent yield is the yield you would have to obtain from taxable investments to equal the Portfolio's yield, all or a portion of which may be exempt from federal income taxes. The taxable equivalent yield for each Portfolio is computed by taking the portion of the Portfolio's yield exempt from regular federal income tax and multiplying the exempt yield by a factor based on a stated income tax rate, then adding the portion of the yield that is not exempt from regular federal income tax. The factor used to calculate the taxable equivalent yield is the reciprocal of the difference between one and the applicable income tax rate, which will be stated in the advertisement.


MANAGEMENT OF THE FUND


The Board of Trustees supervises the activities and reviews its contracts with companies that provide the Fund with services.


The Portfolios are series of Calvert Tax-Free Reserves (the "Fund"), an open-end management investment company, organized as a Massachusetts business trust on October 20, 1980. The series of the Fund include the Money Market Portfolio, Limited-Term Portfolio, LongTerm Portfolio, Money Management Plus Tax-Free Portfolio, California Money Market Portfolio, New Jersey Money Market Portfolio, and the Vermont Municipal Portfolio.


The Fund is not required to hold annual shareholder meetings, but special meetings may be called for certain purposes such as electing Trustees, changing fundamental policies, or approving a management contract. As a shareholder, you receive one vote for each share of a Portfolio you own. For matters affecting only one Portfolio, only shares of that Portfolio are entitled to vote.


Calvert Group is one of the largest investment management firms in the Washington, D.C. area.


Calvert Group, Ltd., parent of each Portfolio's investment advisor, transfer agent, and distributor, is a subsidiary of Acacia Mutual Life Insurance Company of Washington, D.C. Calvert Group is one of the largest investment management firms in the Washington, D.C. area. Calvert Group, Ltd. and its subsidiaries are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814. As of December 31, 1994, Calvert Group managed and administered assets in excess of $4.2 billion and more than 200,000 shareholder and depositor accounts.


Calvert Asset Management serves as Advisor.


Calvert Asset Management Company, Inc. (the "Advisor") is each Portfolio's investment advisor. The Advisor provides each Portfolio with investment supervision and management; administrative services and office space; furnishes executive and other personnel to each Portfolio; and pays the salaries and fees of all Trustees who are affiliated persons of the Advisor. The Advisor may also assume and pay certain advertising and promotional expenses of each Portfolio and reserves the right to compensate broker-dealers in return for their promotional or administrative services. For fiscal year 1994, pursuant to the Investment Advisory Agreement, the Advisor was entitled to, and did receive, a fee of 0.50% of each Portfolio's average daily net assets.


Calvert Administrative Services Company provides administrative services for the Fund.


Calvert Administrative Services Company ("CASC"), an affiliate of the Advisor, has been retained by the Fund to provide certain administrative services necessary to the conduct of its affairs, including the preparation of regulatory filings and shareholder reports, the daily determination of its net asset value per share and dividends, and the maintenance of its portfolio and general accounting records. For providing such services, CASC receives a total fee from the Fund of $200,000 per year, allocated among the Portfolios based on assets.


Calvert Distributors, Inc. serves as underwriter to market each Portfolio's shares.


Calvert Distributors, Inc. ("CDI") is the Fund's principal underwriter and distributor. Under the terms of its underwriting agreement with the Portfolio, CDI markets and distributes each Portfolio's shares and is responsible for payment of commissions and service fees to brokerdealers, banks, and financial services firms, preparing advertising and sales literature, and printing and mailing prospectuses to prospective investors. CDI currently compensates broker-dealer firms at rates up to 0.20% of the average daily net assets maintained in Portfolio accounts administered by the respective firms. CDI may also pay additional concessions, including non-cash promotional incentives such as merchandise or trips, to dealers employing registered representatives who sell a minimum dollar amount of shares of the Fund and/or shares of other Funds underwritten by CDI. CDI may make expense reimbursements for special training of a dealer's registered representatives, advertising and equipment, or to defray the expenses of sales contests.



The transfer agent keeps your account records.


Calvert Shareholder Services, Inc. is the Fund's transfer, dividend disbursing and shareholder servicing agent.


SHAREHOLDER GUIDE


Opening An Account


You can buy shares of each Portfolio in several ways which are described here and in the chart on the next page.


An account application accompanies this prospectus. A completed and signed application is required for each new account you open, regardless of the method you choose for making your initial investment. Additional forms may be required from corporations, associations, and certain fiduciaries. If you have any questions or need extra applications, call your broker, or Calvert Group at 800-3682748.


Net Asset Value


Each Portfolio's shares are sold without a sales charge.


Net asset value ("NAV") refers to the worth of one share. NAV is computed by adding the value of a Portfolio's investments plus cash and other assets, deducting liabilities and then dividing the result by the number of shares outstanding. The NAV is calculated at the close of each Portfolio's business day, which coincides with the closing of the regular session of the New York Stock Exchange (normally 4:00 p.m. Eastern time). Each Portfolio is open for business each day the New York Stock Exchange is open. Portfolio securities are valued according to the "amortized cost" method, which is intended to stabilize the NAV at $1.00 per share.
All purchases of Portfolio shares will be confirmed and credited to your account in full and fractional shares (rounded to the nearest 1/100 of a share). Each Portfolio may send monthly statements in lieu of immediate confirmations of purchases and redemptions.
                             HOW TO BUY SHARES
Method           New Accounts              Additional Investments
By Mail          $2,000 minimum $250 minimum
                 Please make yourPlease make your
                 check payable to the check payable to the appropriate Portfolio appropriate Portfolio and mail it withand mail it with your application to:  your investment slip to:


                 Calvert Group             Calvert Group
                 P.O. Box 419544           P.O. Box 419739

                 Kansas City, MO           Kansas City, MO
                 64141-6544                64141-6739


By Registered, Certified, or Overnight Mail:
                                 Calvert Group
                                 c/o NFDS, 6th Floor
                                 1004 Baltimore
                                 Kansas City, MO
64105-1807


Through Your
Broker           $2,000 minimum $250 minimum



FOR ALL OPTIONS BELOW, PLEASE CALL YOUR BROKER OR CALVERT GROUP AT
800368-2745



By Exchange       $2,000 minimum $250 minimum


(From your account in another Calvert Group Fund)



When opening an account by exchange, your new account must be established with the same name(s), address and taxpayer identification number as your existing Calvert account.

By Bank Wire          $2,000 minimum        $250 minimum


By Calvert Money      Not Available for     $50 minimum
Controller*              Initial Investment


*Please allow sufficient time for Calvert Group to process your initial request for this service, normally 10 business days. The maximum transaction amount is $300,000, and your purchase request must be received by 4:00 p.m. Eastern time.


WHEN YOUR ACCOUNT WILL BE CREDITED


Before you buy shares, please read the following information to make sure your investment is accepted and credited properly.


Your purchase will be processed at the net asset value calculated after your order is received and accepted. Each Portfolio attempts to maintain a constant net asset value of $1.00 per share. If your purchase is made by wire and is received by 12:30 p.m. (Eastern time), your account will be credited and begin earning dividends on the day of receipt. Exchanges are credited the day the request is received by mail or telephone, and begin earning dividends the next business day. If your wire purchase is received after 12:30 p.m. Eastern time, it will be credited the same business day, and begin earning dividends the next business day. If the purchase is by check, and is received by 2:00 p.m., it will be credited that business day, and begin earning dividends the next business day.


All of your purchases must be made in U.S. dollars and checks must be drawn on U.S. banks. No cash will be accepted. Each Portfolio reserves the right to suspend the offering of shares for a period of time or to reject any specific purchase order. If your check does not clear, your purchase will be cancelled and you will be charged a $10 fee plus costs incurred by the Portfolio. When you purchase by check or with Calvert Money Controller, those funds will be on hold for up to 10 business days from the date of receipt. During that period, redemptions against those funds (including drafts) will not be honored. To avoid this collection period, you can wire federal funds from your bank, which may charge you a fee.


EXCHANGES


You may exchange shares of the Portfolios for shares of other Calvert
Group Funds.


If your investment goals change, the Calvert Group Family of Funds has a variety of investment alternatives that includes common stock funds, tax-exempt and corporate bond funds, and money market funds. The exchange privilege is a convenient way to buy shares in other Calvert Group Funds in order to respond to changes in your goals or in market conditions. Before you make an exchange from a Fund or Portfolio, please note the following:


Each exchange represents the sale of shares of one Fund and the purchase of shares of another.


o Call your broker or a Calvert representative for information and a prospectus for any of Calvert's other Funds registered in your state. Read the prospectus of the Fund or Portfolio into which you want to exchange for relevant information, including class offerings.


o Complete and sign an application for an account in that Fund or Portfolio, taking care to register your new account in the same name and taxpayer identification number as your existing Calvert account(s). Exchange instructions may then be given by telephone if telephone redemptions have been authorized and the shares are not in certificate form.


o There is no additional charge for exchanges. However, because shares of the Portfolios are sold without a sales charge, exchange purchases into another Calvert Group Fund or Portfolio will be subject to any applicable sales charge on the shares of the Fund being purchased. Shares acquired by reinvestment of dividends or distributions may be exchanged into another Fund at no additional charge.



Shares on which you have already paid a sales charge at Calvert Group may be exchanged into another Fund at no additional charge.


The Fund reserves the right to terminate or modify the exchange privilege with 60 days' written notice.


OTHER CALVERT GROUP SERVICES


Calvert Information Network


24 hour performance and prices


Calvert Group has a round-the-clock telephone service that lets existing customers use a push button phone to obtain prices, performance information, account balances, and authorize certain transactions.


Calvert Money Controller


Calvert Money Controller eliminates the delay of mailing a check or the expense of wiring funds. You can request this free service on your application.


This service allows you to authorize electronic transfers of money to purchase or sell shares. You use Calvert Money Controller like an "electronic check" to move money ($50 to $300,000) between your bank account and your Calvert Group account with one phone call. Allow one or two business days after the call for the transfer to take place; for money recently invested, allow normal check clearing time (up to 10 business days) before redemption proceeds are sent to your bank.


You may also arrange systematic monthly or quarterly investments (minimum $50) into your Calvert Group account. After you give us proper authorization, your bank account will be debited to purchase Fund shares. A debit entry will appear on your bank statement. If you would like to make arrangements for systematic monthly or quarterly redemptions from your Calvert Group account, call your broker or Calvert for a Money Controller Application.


Telephone Transactions


Calvert may record all telephone calls.


You may purchase, redeem, or exchange shares, wire funds and use Calvert Money Controller by telephone if you have pre-authorized service instructions. You automatically have telephone privileges unless you elect otherwise. The Fund, the transfer agent and their affiliates are not liable for acting in good faith on telephone instructions relating to your account, so long as they follow reasonable procedures to determine that the telephone instructions are genuine. Such procedures may include recording the telephone calls and requiring some form of personal identification. You should verify the accuracy of telephone transactions immediately upon receipt of your confirmation statement.


Optional Services


Complete the "Option" sections of the application for the easiest way to establish services.


The easiest way to establish optional services on your Calvert Group account is to select the options you desire when you complete your account application. If you wish to add other options later, you may have to provide us with additional information and a signature guarantee. Please call your broker or Calvert Investor Relations at 800-368-2745 for further assistance. For our mutual protection, we may require a signature guarantee on certain written transaction requests. A signature guarantee verifies the authenticity of your signature, and may be obtained from any bank, savings and loan association, credit union, trust company, broker-dealer firm or member of a domestic stock exchange. A signature guarantee cannot be provided by a notary public.


An effort to reduce Fund expenses and save paper and trees for the environment.

Householding of General Mailings

If you have multiple accounts with Calvert, you may receive combined mailings of some shareholder information, such as semi-annual and annual reports. Please contact Calvert Investor Relations at 800-3682745 to receive additional copies of information.


Special Services and Charges


Each Portfolio pays for shareholder services but not for special services that are required by a few shareholders, such as a request for a historical transcript of an account. You may be required to pay a research fee for these special services.


If you are purchasing shares of a Portfolio through a program of services offered by a broker-dealer or financial institution, you should read the program materials in conjunction with this Prospectus. Certain features may be modified in these programs, and administrative charges may be imposed by the broker-dealer or financial institution for the services rendered.


SELLING YOUR SHARES


You may redeem all or a portion of your shares on any business day. Your shares will be redeemed at the next net asset value calculated after your redemption request is received and accepted. See below for specific requirements necessary to make sure your redemption request is acceptable. Remember that the Fund may hold payment on the redemption of your shares until it is reasonably satisfied that investments made by check or by Calvert Money Controller have been collected (normally up to 10 business days).


Redemption Requirements To Remember


To ensure acceptance of your redemption
request, please follow the procedures described here and below.


Once your shares are redeemed, the proceeds will normally be sent to you on the next business day, but if making immediate payment could adversely affect a Portfolio, it may take up to seven (7) days. Calvert Money Controller redemptions generally will be credited to your bank account on the first or second business day after your phone call. When the New York Stock Exchange is closed (or when trading is restricted) for any reason other than its customary weekend or holiday closings, or under any emergency circumstances as determined by the Securities and Exchange Commission, redemptions may be suspended or payment dates postponed.


If you sell shares by telephone or written request, you will receive dividends through the date the request is received and processed. If you write a draft to sell shares, the shares will earn dividends until the draft is presented to the Portfolio to be paid.


Minimum account balance is $1,000.


Please maintain a balance in your account of at least $1,000. If, due to redemptions, the account falls below $1,000, or you fail to invest at least $1,000, it may be closed and the proceeds mailed to you at the address of record. You will be given notice that your account will be closed after 30 days unless you make an additional investment to increase your account balance to the $1,000 minimum.


HOW TO SELL YOUR SHARES


Draftwriting


You may redeem shares in your account by writing a draft for at least $250. If you complete and return the enclosed signature card for Draftwriting, your Portfolio will mail bank drafts to you, printed with your name and address. Generally, there is no charge to you for the maintenance of this service or the clearance of drafts, but each Portfolio reserves the right to charge a service fee for drafts returned for insufficient funds. As a service to shareholders, each Portfolio may automatically transfer the dollar amount necessary to cover drafts you have written on your Portfolio to your Portfolio account from any other of your identically registered accounts in Calvert money market funds or Calvert Insured Plus. The Portfolio may charge a fee for this service.

By Mail To:
Calvert Group
P.O. Box 419544
Kansas City, MO

64179-6544


You may redeem available shares from your account at any time by sending a letter of instruction, including your name, account and Fund number, the number of shares or dollar amount, and where you want the money to be sent. Additional requirements, below, may apply to your account. The letter of instruction must be signed by all required authorized signers. If you want the money to be wired to a bank not previously authorized, then a voided bank check must be enclosed with your letter. If you do not have a voided check or if you would like funds sent to a different address or another person, your letter must be signature guaranteed.



                 Type of Registration Requirements
Corporations,             Letter of instruction and a


Associations              corporate resolution, signed by

                         person(s) authorized to act on
                         the account, accompanied by
                         signature guarantee(s).


Trusts                   Letter of instruction signed by
                         the Trustee(s) (as Trustee),
                         with a signature guarantee. (If
                         the Trustee's name is not
                         registered on your account,
                         provide a copy
of the trust document, certified
                         within the last 60 days.)


By Telephone




Please call 800-368-2745. You may redeem shares from your account by telephone and have your money mailed to your address of record or wired to an address or bank you have previously authorized. A charge of $5 is imposed on wire transfers of less than $1,000. See "Telephone
Transactions" on page ___.



Calvert Money Controller


Please allow sufficient time for Calvert Group to process your initial request for this service (normally 10 business days). You may also authorize automatic fixed amount redemptions by Calvert Money Controller. All requests must be received by 4:00 p.m. Eastern time. Accounts cannot be closed by this service.


Exchange to Another Calvert Group Fund

You must meet the minimum investment requirement of the other Calvert Group Fund or Portfolio. You can only exchange between accounts with identical names, addresses and taxpayer identification number, unless previously authorized with a signature-guaranteed letter.


Systematic Check Redemptions


If you maintain an account with a balance of $10,000 or more, you may have up to two (2) redemption checks for a fixed amount sent to you on the 15th of each month, simply by sending a letter with all information, including your account number, and the dollar amount ($100 minimum). If you would like a regular check mailed to another person or place, your letter must be signature guaranteed.


Through your Broker


If your account is held in your broker's name ("street name"), you should contact your broker directly to transfer, exchange or redeem shares.



DIVIDENDS AND TAXES


Each year, each Portfolio distributes substantially all of its net investment income to shareholders.


Dividends from each Portfolio's net investment income are declared daily and paid monthly. Net investment income consists of interest income, net short-term capital gains, if any, and dividends declared and paid on investments, less expenses.


Dividend payment options


Dividends and any distributions are automatically reinvested in additional shares of your Portfolio, unless you elect to have the dividends of $10 or more paid in cash (by check or by Calvert Money Controller). Dividends and distributions from your Portfolio may also be invested in shares of any other Calvert Group Fund or Portfolio, and will not be subject to the applicable sales charge. You must notify the Fund in writing to change your payment options. If you elect to have dividends and/or distributions paid in cash, and the U.S. Postal Service cannot deliver the check, or if it remains uncashed for six months, it, as well as future dividends and distributions, will be reinvested in additional shares.


Federal Taxes


Dividends derived from interest on municipal obligations constitute exempt-interest dividends, on which you are not subject to federal income tax. However, dividends which are from taxable interest and any distributions of short-term capital gain are taxable to you as ordinary income. If the Portfolio makes any distributions of long-term capital gains, then these are taxable to you as long-term capital gains, regardless of how long you held your shares of the Portfolio. Dividends attributable to interest on certain private activity bonds must be included in federal alternative minimum tax for individuals and for corporations.


Other Tax Information


To the extent that exempt-interest dividends are derived from earnings attributable to New Jersey or California Municipal Obligations, they will also be exempt from state and local personal income tax in New Jersey or California. The dividends may be subject to New Jersey or California franchise taxes and corporate income taxes if received by a corporation subject to such taxes. A letter will be mailed to you in January detailing the percentage invested in New Jersey or California the previous tax year. Taxpayer Identification Number
If we do not have your correct Social Security or Taxpayer Identification Number ("TIN") and a signed certified application or Form W-9, Federal law may require your Portfolio to withhold 31% of your dividends. In addition, you may be subject to a fine. You will also be prohibited from opening another account by exchange. If this TIN information is not received within 60 days after your account is established, your account may be redeemed at the current NAV on the date of redemption. Each Portfolio reserves the right to reject any new account or any purchase order for failure to supply a certified TIN.

To Open an Account:                                Prospectus


         800-368-2748                              April 30, 1995

Performance and Prices:
Calvert Information Network                CALVERT TAX-FREE
RESERVES
24 hours, 7 days a week                             NEW JERSEY
         800-368-2745                     MONEY MARKET PORTFOLIO
                                         CALIFORNIA MONEY MARKET
                                                  PORTFOLIO
Service for Existing Account:


         Shareholders
         800-368-2745
         Brokers800-368-2746



TDD for Hearing Impaired:
         800-541-1524


Registered, Certified or
Overnight Mail:
Calvert Group
c/o NFDS, 6th Floor
1004 Baltimore
Kansas City, MO 64105


PRINCIPAL UNDERWRITER
Calvert Distributors, Inc.
4550 Montgomery
Avenue Suite 1000N

Bethesda, Maryland
20814


Table of Contents


Fund Expenses

Financial Highlights
Investment Objectives and
Policies Yield
Management of the Fund


SHAREHOLDER GUIDE: Net Asset
Value How to Buy Shares

When Your Account Will Be
Credited Exchanges
Other Calvert Group Services
Selling Your Shares
How to Sell Your Shares
Dividends and Taxes